Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

August 7, 2026

Fox Corporation

1211 Avenue of the Americas

New York, NY 10036

Ladies and Gentlemen:

We have acted as counsel to Fox Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-4 filed on the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of up to 172,257,523 shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Company Class A Common Stock”), to be issued pursuant to and in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 14, 2026 (the “Merger Agreement”), by and among the Company, Falcon Merger Sub 1, Inc., Falcon Merger Sub 2, LLC, and Roku, Inc., which Merger Agreement is described in the Registration Statement and is included as Annex A to the joint proxy statement/prospectus forming part thereof.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) the Merger Agreement, (iii) the Amended and Restated Certificate of Incorporation of the Company, (iv) the Amended and Restated By-laws of the Company and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

August 7, 2026

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that the shares of Company Class A Common Stock to be registered pursuant to the Registration Statement, when issued in connection with the completion of the transactions contemplated by the Merger Agreement on the terms and conditions set forth in the Merger Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the joint proxy statement/prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP